Exhibit 99.1

Alexandre Ruberti, Seasoned Beverage Executive and Zevia Board Member, Appointed Chief Executive Officer

Zevia Revises Second Quarter 2026 Outlook

Now Expects Net Sales at the High End of Previous Guidance and Adjusted EBITDA at or above the Company’s Prior Range

LOS ANGELES – (BUSINESS WIRE) – June 15, 2026 – Zevia PBC (“Zevia”) (NYSE:ZVIA), the Company that provides naturally delicious, zero sugar better-for-you beverages, today announced that its Board of Directors has appointed Alexandre Ruberti, a seasoned beverage executive and Zevia board member, as the company’s President and Chief Executive Officer, effective immediately. He will also remain a member of Zevia’s Board of Directors. Amy Taylor has resigned as President and Chief Executive Officer, effective immediately, to assume the role of Chief Executive Officer of NWSL’s Angel City Football Club. Ms. Taylor will continue to serve as a member of Zevia’s Board of Directors and work closely with Mr. Ruberti through August 7, 2026, to facilitate a seamless transition.

“We are delighted to appoint Alexandre as our next Chief Executive Officer,” said Andy Ruben, Chair of the Board. “Alexandre combines deep industry expertise with a proven ability to build exceptional teams, execute strategy, and scale businesses for long-term success. His familiarity with Zevia, coupled with his leadership experience and strategic perspective, make him uniquely qualified to lead the Company into its next chapter. The Board is confident that he will build on our strong foundation and drive continued growth, innovation, and value creation for all stakeholders.”

Alexandre Ruberti joined the Zevia board of directors in August 2024. He brings more than 25 years of leadership experience in consumer-packaged goods, primarily within the beverage industry across the Americas. His prior experience includes Chief Executive Officer of Future Farm, a plant-based food and beverage company. Prior to this, he spent 16 years at Red Bull in senior leadership roles, including President of Red Bull Distribution Company and Chief Commercial Officer of Red Bull North America, where he led distribution expansion and strengthened commercial performance, and drove sustained growth and improved profitability. Earlier in his career, he held sales, marketing and distribution leadership roles at Coca-Cola bottlers. He has held key leadership roles in successful small and mid-sized growth companies and has served on boards of both private and publicly traded companies including Celsius Holdings, Inc. and ZICO Rising, providing him with a comprehensive and broad perspective as well as an execution-oriented playbook to deliver future growth.”

“I am honored to step into the role of CEO,” said Alexandre Ruberti. “Zevia has reached a clear inflection point and established a strong foundation for accelerated growth and profitability. The focus now shifts from rebuilding to accelerating execution and capturing the full potential of the brand. Having served on the board, I have gained deep knowledge of the business and have strong conviction in our strategy, leadership team, and growth trajectory. I look forward to working closely with the team to build on this momentum and drive sustained long-term value creation for all stakeholders.”

“I’m incredibly proud of the team we’ve built and the transformation that we have achieved,” said Amy Taylor, President and Chief Executive Officer at Zevia. “I have known Alexandre for nearly 15 years and believe he is the ideal choice to lead Zevia into its next phase of growth as a trusted leader, proven operator, and results-driven executive of exceptional integrity. I look forward to continuing to serve on the Board of Directors and supporting Alexandre and the leadership team through this transition period.”

Revised Second Quarter Guidance

The Company now expects second quarter 2026 net sales to be at the high end of its previous guidance range and Adjusted EBITDA to be at or above its prior outlook. Zevia plans to report its second quarter earnings results on August 5, 2026.

About Zevia

Zevia PBC, a Delaware public benefit corporation designated as a “Certified B Corporation,” is focused on addressing the global health challenges resulting from excess sugar consumption by offering a broad portfolio of zero sugar, zero calorie, naturally sweetened beverages. All Zevia® beverages are made with a handful of simple ingredients, contain no artificial sweeteners, and are Non-GMO Project verified, gluten-free, Kosher, and vegan. Zevia is distributed in more than 39,000 retail locations in the U.S. and Canada through a diverse network of major retailers in the grocery, drug, warehouse club, mass, natural, convenience and ecommerce channels.

(ZEVIA-F)

Investor Contact

Jean Fontana
Addo Investor Relations
zevia@addo.com

Source: Zevia PBC